Exhibit 1A-11a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Offering Statement on Form 1-A of our report dated October 30, 2017, relating to the financial statements of American Gas & Technology LP, as of December 31, 2016 and 2015 and to all references to our firm included in this Offering Statement.

/S/ BF Borgers CPA PC

Certified Public Accountants
Lakewood, Colorado
December 13, 2017